Exhibit 99.2

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA

In Thousands

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of net earnings (loss) to EBITDA:
Net earnings (loss)	$153	$33	$(120)	$(163)
Income tax expense (benefit)	88	(15)	—	4
Earnings (loss) before income taxes	241	18	(120)	(159)
Interest expense	199	208	408	417
Depreciation	2,050	2,086	4,190	4,032
EBITDA	$2,490	$2,312	$4,478	$4,290

We define EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our operations. We believe that EBITDA provides useful information to investors regarding our ability to service debt.  EBITDA should not be construed as an alternative to net earnings (loss) (as an indicator of our operating performance) as determined in accordance with accounting principles generally accepted in the United States of America.  Not all companies calculate EBITDA in the same manner, and EBITDA as presented by Dover Downs Gaming & Entertainment, Inc. may not be comparable to similarly titled measures presented by other companies.